Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan of our reports dated July 27, 2015, relating to the consolidated financial statements, and the effectiveness of Richardson Electronics, Ltd.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended May 30, 2015, filed with the Securities and Exchange Commission on July 28, 2015.

/s/ BDO USA, LLP

Chicago, Illinois

August 3, 2015